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                                                                   Exhibit 23.6

                           [GOLDMAN SACHS LETTERHEAD]

June 12, 1996

Board of Directors
U.S. Healthcare, Inc.
980 Jolly Road
Blue Bell, PA 19422

Re: Registration Statement on Form S-4 of Aetna, Inc. (the "Registration Statement") relating to shares of Common stock, par value $1.00 per share, of Aetna, Inc. being registered in connection with the Agreement and Plan of Merger, dated as of March 30, 1996 among Aetna Life and Casualty Company, U.S. Healthcare, Inc., Aetna, Inc., New Merger Corporation and Antelope Sub, Inc. as amended by Amendment No. 1 thereto dated May 30, 1996 (as so amended, the "Merger Agreement")

Gentlemen and Madame:

Attached is our opinion letter dated June 12, 1996 with respect to the fairness to the holders of U.S. Healthcare Stock (as defined therein) of the U.S. Healthcare Merger Consideration (as defined therein) to be received by the holders of U.S. Healthcare Stock pursuant to the Merger Agreement in connection with the Mergers (as defined therein).

The foregoing opinion letter has been furnished for the information and assistance of the Board of Directors of U.S. Healthcare in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- The U.S. Healthcare Annual Meeting -- Opinions of Financial Advisors," "The Mergers -- Background of the Mergers," "The
Mergers -- Recommendations of the Boards of Directors and Reasons for the Mergers -- U.S. Healthcare" and "The Mergers -- Opinions of Financial Advisors
- -- U.S. Healthcare -- Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section
7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.